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                                                                      Exhibit 99

                                                [AMD Letterhead and
                                                        Logo]



                                                        CONTACT:
                                                        Scott Allen
                                                        Public Relations
                                                        (408) 749-3311

                                                        John Greenagel
                                                Corporate Communications
                                                        (408) 749-3310

                                                        Toni Beckham
                                                  Investor Relations
                                                        (408) 749-3127


AMD REPORTS SUBSTANTIAL DECLINE IN FIRST QUARTER PROCESSOR SHIPMENTS AND
REVENUES


     SUNNYVALE, CA-APRIL 7, 1999-Advanced Micro Devices announced today that shipments of AMD-K6-2 processors, at 4.3 million units in its just-completed first quarter, were substantially below plan. The company also said that severe price competition, especially in processors with frequencies below 400 megahertz
(MHz), caused average selling prices (ASPs) for AMD-K6 family processors to decline to $78. Based on a preliminary analysis, first quarter revenues for the company are expected to be approximately $630 million. Last year's comparable quarter produced revenues of $541 million. In the immediate-prior quarter, revenues were a record $789 million.

     The company said that previously reported yield problems that impacted December production of AMD-K6-2 processors continued to take a heavy toll on production volume and mix through the first eight weeks of 1999 as the earlier material worked through the manufacturing process. Wafer starts containing the design enhancements put in place to address these yield issues positively impacted both unit volume and mix in fiscal March, the last five weeks of the first quarter. AMD also reported that March shipments of AMD-K6-2 processors exceeded shipments in January and February combined. On that basis, the company said it expects to meet its goal of shipping 20 to 25 million units for all of 1999. Demand for AMD-K6 family processors remains strong, and customer relationships remain intact. Based on March production results and the planned production mix of AMD-K6-2 and AMD-K6-III processors, and initial shipments of AMD-K7(tm) processors scheduled for June, the company believes that ASPs will improve this quarter.

     These statements about estimated results are preliminary. The company plans to announce its actual results for the quarter on April 14, 1999.

About AMD

     AMD is a global supplier of integrated circuits for the personal
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and networked computer and communications markets. AMD produces processors, flash memories, programmable logic devices, and products for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.5 billion in 1998. (NYSE: AMD)


Cautionary Statement


     This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as "expects," "plans," "believes," "anticipates," or "intends." Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Forward-looking statements in this release involve the risk that the company will not be able to maintain or increase processor yields; that design or production problems will prevent the company from meeting its unit shipment goal for 1999; that the company will not be able to maintain or enhance processor yields to a richer distribution of higher-speed processors; that the company will not be able to increase average selling prices because of yield problems, competitor pricing activity, or a deterioration of market conditions or customer relationships adversely affecting demand for the company's processors; and that the AMD-K7 processor introduction will slip from its current schedule for introduction in limited quantities in June. We urge investors to review in detail the risks and uncertainties detailed in the company's Securities and Exchange Commission filings, including the most recently filed Form-10K.

WORLD WIDE WEB: Press announcements and other information about AMD are available on the Internet via the World Wide Web. Type http://www.amd.com at the
                                                       ------------------
URL prompt.


AMD, the AMD logo, and combinations thereof and AMD-K7 are trademarks and AMD-K6 is a registered trademark of Advanced Micro Devices, Inc.